Exhibit 10.5

United Bank

Annual Incentive Plan

2006 Plan Summary

January, 2006

2006 Annual Incentive Plan

Introduction and Objective

United Bank’s Annual Incentive Plan is designed to recognize and reward employees for their collective contribution to the Bank’s success. The Plan focuses on the financial measures that are critical the Bank’s growth and profitability. Individually and collectively, we all have the ability to influence and drive our success. Employees who exhibit superior performance and contribute most to our success will receive additional rewards. This document summarizes the elements and features of the Plan.

In short, the objectives of the Incentive Plan are to:

•	Align all of the Bank’s employees with critical bank goals and objectives

•	Encourage teamwork and collaboration across all areas of the Bank – our collective contributions will drive improved business results

•	Motivate and reward the achievement of specific, measurable performance objectives

•	Provide competitive total compensation opportunities

•	Enable the Bank to attract, motivate and reward talented management

Eligibility

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All Bank employees will be eligible to participate in the Incentive Plan with the exception of commissioned Financial Services Representatives. Personal Bankers can participate in the Bank portion of the plan, but not the individual incentive modifier.

•	New employees will receive pro-rated awards based on date of hire.

•	Part-time staff and employees who work a partial year will receive pro-rated awards based on hours worked.

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Participants must maintain a performance level of “meets most requirements” to be eligible for a full incentive award. Participants who have a performance level of “meets some requirements” will be eligible for a 50% incentive award

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Participants must be an active employee as of the award payout date to receive an award, unless they have retired from United Bank or are out on a disability. Individuals who retire during the plan year will receive a pro-rated award.

Performance Period

The performance period and plan operates on a calendar year basis (January 1st – December 31st). Actual payout awards are made in cash following year-end after Bank financial results and performance is known.

Incentive Payout Opportunity

Each participant will have a target incentive opportunity and range of potential payout that is expressed as a percentage of base salary. Incentive targets are based on competitive market practice and reflect the amount of incentive to be paid for meeting goals. Threshold performance will pay out less and achieving stretch performance will payout more. Performance below threshold will result in no payout.

The table below shows incentive targets and ranges by role/level:

	Annual Incentive as % of Base Salary
Grade Level	Below Threshold	Threshold (minimum performance for payout – 50% of target)	Target (expected performance )	Stretch (exceptional performance - 135% of target)
27	0%	15%	30%	40.5%
25-26	0%	12.5%	25%	33.75%
22-24	0%	10%	20%	27%
18-21	0%	7.5%	15%	20.25%
11-17 & Personal Bankers	0%	3.5%	7%	9.45%

Incentive Plan Measures

Bank performance will be the primary performance measure for award payouts. Actual incentive plan payouts will vary based on the achievement of predefined Bank performance goals. The Bank performance goals for 2006 are net operating income, deposit growth and loan growth. The table below shows the weight and specific performance goals at threshold, target and stretch for 2006:

		2006 Performance Goals
Performance Goal	Weight	Threshold	Target	Stretch
Net Income	60%	$5.6 million	$7 million	$8.4 million
Deposit Growth	20%	6.2%	8.8%	11.4%
Loan Growth	20%	7%	10%	13%

Performance targets and ranges for each measure are set in advance of each plan. A minimum achievement of the threshold level of performance is required for the plan to pay for each component.

Individual performance is also a critical element of the proposed incentive plan. Therefore, the Plan provides all employees, with the exception of Personal Bankers, the ability to modify the Bank incentive award +/- 25% to recognize individual employee contributions to Bank success. Individual performance will be measured based on 2-4 goals that are defined for each employee during January of each year. Goals should support the Bank’s strategic plan and budget and can be financial, operational or project based.

Incentive Award Calculation

At the end of each plan year, there will be two levels of performance assessment:

1.	Bank performance is assessed based on our achievement relative to the defined Bank performance goals. Actual payouts will vary based on performance and can range from 0% (if threshold performance is not achieved) to 135% of target award (if all goals reach stretch levels of performance). For each performance goal, the percentage of target achieved will be interpolated between target and stretch or between target and minimum. These results will then be averaged based on the assigned weights for each performance goals. A final performance multiplier will be developed to represent the Bank’s performance.

2.	Individual employee performance is assessed relative to the defined goals to determine an individual performance multiplier. The individual multiplier will be applied to the overall bank performance multiplier to determine the incentive award.

Awards will be calculated and payments made (if awards are earned) as soon as practical after the end of each year. These awards will cover results for the Plan year immediately preceding the award payment date.

Step 1: Determine Bank performance

Using a bank performance matrix, a final bank multiplier is determined. (The example shows bank performance indicated as “bold italic”). The performance assumptions for this example are:

•	Net Income: $7,000 (at target)

•	Total Deposit Growth: 7.48% (below target)

•	Total Loan Growth: 11.50% (above target)

The bank performance multiplier in this example is determined as follows:

60% + 15% + 23.5% = 98.5%

Weight		60%		20%		20%
Payout (as percentage of target)		Net Income	Award Percentage	Total Deposit Growth	Award Percentage	Total Loan Growth	Award Percentage
Threshold	50.00%	$5,600	30.00%	6.16%	10.00%	7.00%	10.00%
	62.50%	$5,950	37.50%	6.82%	12.50%	7.75%	12.50%
	75.00%	$6,300	45.00%	7.48%	15.00%	8.50%	15.00%
	87.50%	$6,650	52.50%	8.14%	17.50%	9.25%	17.50%
Target	100.00%	$7,000	60.00%	8.80%	20.00%	10.00%	20.00%
	108.75%	$7,350	65.25%	9.46%	21.75%	10.75%	21.75%
	117.50%	$7,700	70.50%	10.12%	23.50%	11.50%	23.50%
	126.25%	$8,050	75.75%	10.78%	25.25%	12.25%	25.25%
Stretch	135.00%	$8,400	81.00%	11.44%	27.00%	13.00%	27.00%

Step 2: Determine Individual Performance Multiplier

If Individual Multiplier = 110%, the incentive calculation would be:

98.5% x 110% = 108.4% of target incentive award

Terms and Conditions

Participation

All employees with the exception of commissioned Financial Services Representatives are eligible to participate in the Plan. Personal Bankers are eligible for the Bank portion of the incentive payout only. New employees are eligible for a prorated award.

Effective Date

This Program is effective January 1, 2006 to reflect plan year January 1, 2006 to December 31, 2006. The Plan will be reviewed annually by the Bank’s Board and Executive Management to ensure proper alignment with the Bank’s business objectives. United Bank retains the rights as described below to amend, modify or discontinue the Plan at any time during the specified period. The Incentive Plan will remain in effect until December 31, 2006.

Program Administration

The Plan is authorized by the Board of Directors. The Board of Directors has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Board of Directors will be final and binding on all participants.

Program Changes or Discontinuance

United Bank has developed the plan based on existing business, market and economic conditions. If substantial changes occur that affect these conditions, United Bank may add to, amend, modify or discontinue any of the terms or conditions of the plan at any time.

The Board of Directors may, at its sole discretion, waive, change or amend any of the Plan as it deems appropriate.

Incentive Award Payments

Awards will be paid as a cash bonus before the end of the first quarter following the Plan year. Awards will be paid out as a percentage of a participant’s effective base salary as of December 31st for a given calendar year. Incentive awards will be considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

Any rights accruing to a participant or his/her beneficiary under the Plan shall be solely those of an unsecured general creditor of United Bank. Nothing contained in the Plan, and no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between United Bank or the CEO and the participant or any other person. Nothing herein will be construed to require United Bank or the CEO to maintain any fund or to segregate any amount for a participant’s benefit.

Program Funding

The Plan is funded and accrued based on Bank performance results for a given year. Achieving higher levels of performance will increase the Plan payouts to participants. Similarly, achieving less than target performance will reduce the Plan payouts. If the Bank does not achieve its threshold bank performance goal, the Plan will not be paid.

New Hires, Reduced Work Schedules, Promotions, and Transfers

Participants who are not employed by United Bank at the beginning of the Plan year will receive a pro rata incentive award based on their length of employment during a given year.

Part time employees are eligible to participate. Their award percentage will reflect their earned compensation based on actual hours worked. A participant whose work schedule changes during the year will be eligible for prorated treatment that reflects his/her time in the different schedules.

If a participant changes his/her role or is promoted during the Plan year, he/she will be eligible for the new role’s target incentive award opportunity on a pro rata basis (i.e. the award will be prorated based on the number of months employed in the respective positions.)

Termination of Employment

If a Plan participant is terminated by the Bank, no incentive award will be paid. To encourage employees to remain in the employment of United Bank, a participant must be an active employee of the Bank on the date the incentive is paid to receive an award. (See exceptions for death, disability and retirement below.)

Disability, Death or Retirement

If a participant is disabled by an accident or illness, and is disabled long enough to be placed on long-term disability, his/her bonus award for the Plan period shall be prorated so that no award will be earned during the period of long-term disability.

In the event of death, United Bank will pay to the participant’s estate the pro rata portion of the award that had been earned by the participant.

Individuals who retire during the plan year will receive a pro-rata portion of the award based on the retirement date.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this plan or any questions as to the correct interpretation of any information contained therein, the Bank’s interpretation expressed by Board of Directors will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the plan to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity, injurious to the Bank, will upon termination of employment, death, or retirement, forfeit any incentive award earned during the award period in which the termination occurred.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of United Bank, nor will the Plan interfere with the right of United Bank to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between employees and United Bank is one of at-will employment. The Plan does not alter the relationship.

This incentive plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state of Massachusetts.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

This plan is proprietary and confidential to United Bank and its employees and should not be shared outside the organization.